     This PRECEDENT AGREEMENT FOR FIRM LNG SERVICE ("Precedent Agreement") is made and entered into this 11th day of December, 1998, by and between
                           ----          --------
Algonquin LNG, Inc., a Delaware corporation ("ALNG") and The Providence Gas Company, a Rhode Island corporation ("Customer").

W I T N E S S E T H:

  WHEREAS, ALNG proposes to construct, install, own, operate and maintain certain new facilities at ALNG's existing liquefied natural gas ("LNG") storage facility located in Providence, Rhode Island ("Project"); and

  WHEREAS, Customer desires to obtain from ALNG firm storage and regasification service which will be made available as a result of the Project;

  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, ALNG and Customer agree to the following:

     1. Subject to the terms and conditions of this Precedent Agreement, ALNG shall proceed with due diligence to obtain from all governmental and regulatory authorities having competent jurisdiction over the premises the authorizations and/or exemptions ALNG determines are necessary: (i) for ALNG to construct, own, operate, and maintain the ALNG facilities necessary to provide the firm LNG service contemplated herein; (ii) for ALNG to make the necessary revisions and/or modifications to its FERC Gas Tariff to reflect the firm LNG service contemplated herein; and (iii) for ALNG to perform its obligations as contemplated in this Precedent Agreement. ALNG reserves the right to file and prosecute any and all applications for such authorizations and/or exemptions, any supplements or amendments thereto, and, if necessary, any court review, in a manner it deems to be in its best interest. Customer expressly agrees to support and cooperate with, and to not oppose, obstruct or otherwise interfere with in any manner whatsoever, the efforts of ALNG to obtain all authorizations and/or exemptions and supplements and amendments thereto necessary for ALNG to provide the firm LNG service contemplated in this Precedent Agreement and to perform its obligations as contemplated by this Precedent Agreement.

     2. Within thirty (30) days after execution of this Precedent Agreement, Customer will advise ALNG in writing of: (i) any facilities which Customer must construct, or cause to be constructed, in order for Customer to utilize the firm LNG service contemplated in this Precedent Agreement; and (ii) any necessary authorizations, approvals and/or exemptions (governmental, internal or otherwise) for Customer to execute and/or utilize the Service Agreement contemplated in Paragraph 4 of this Precedent Agreement and/or to construct or cause to be constructed any facilities necessary for Customer to utilize the firm LNG service contemplated in this Precedent Agreement.

     3. Subject to the terms and conditions of this Precedent Agreement, Customer shall proceed with due diligence to obtain on a timely basis all necessary internal and third party authorizations and all necessary governmental and regulatory authorizations and/or exemptions for customer: (i) to construct and operate, or cause to be constructed and operated, any facilities necessary to enable Customer to fully utilize the firm LNG service contemplated in this Precedent Agreement; (ii) to execute the Service Agreement contemplated in Paragraph 4 of this Precedent Agreement; and (iii) to perform its obligations as contemplated in this Precedent Agreement. Customer reserves the right to file and prosecute applications for such authorizations and/or exemptions, any supplements or amendments thereto, and, if necessary, any court review, in a manner it deems to be in its best interest; provided, however, Customer shall pursue such authorizations and/or exemptions and any supplements and amendments thereto in a manner designed to implement the firm LNG service contemplated herein in a timely manner and Customer shall in no event take any action that would obstruct, interfere with or delay ALNG's receipt of the authorizations and/or exemptions and any supplements and amendments thereto contemplated hereunder or otherwise jeopardize implementation of the firm LNG service contemplated in this Precedent Agreement. ALNG agrees to use reasonable efforts to assist Customer in obtaining all authorizations necessary for Customer to utilize the firm LNG service contemplated in this Precedent Agreement. Customer agrees to promptly notify ALNG in writing when each of the required authorizations, approvals and/or exemptions are received, obtained, rejected or denied.

Customer shall also promptly inform ALNG as to whether any such authorizations, approvals, and/or exemptions received or obtained are acceptable to Customer.


     4. To effectuate the firm LNG service contemplated herein, Customer and ALNG are contemporaneously executing a service agreement under ALNG's Rate Schedule FST-LG ("Service Agreement"). Effective with the commencement of service under the Service Agreement, the Service Agreement will supersede and cancel the service agreement between Customer and ALNG included as part of ALNG's FERC Gas Tariff, Fourth Revised Volume No. 2, as Rate Schedule X-4. Such Service Agreement will: (i) specify a Contract Storage Quantity ("CSQ") of 600,000 dekatherms ("Dth"), exclusive of fuel requirements; (ii) specify a maximum daily vaporization quantity of 95,000 Dth per day; (iii) specify a primary term commencing on the date of execution of the Service Agreement and continuing in full force and effect until and including May 1, 2009, provided, however, that subject to twelve months prior written notice, Customer shall have the right to extend the term of Service Agreement through and including May 1, 2019; (iv) provide for ALNG to receive Customer's LNG, in liquid phase at ALNG's Providence, Rhode Island storage facility and store and redeliver, either in liquid or gaseous phase, LNG to Customer, or for Customer's account; and (v) be subject to ALNG's system rates, in effect from time to time, plus Boiloff, as provided for in ALNG's FERC Gas Tariff. Service under the Service Agreement will commence on the date specified by ALNG in its written notice to Customer pursuant to Paragraph 5 of this Precedent Agreement.

     5. Prior to commencement of service under the Service Agreement, ALNG shall notify Customer in writing that all of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement have been satisfied, or waived by the party for whose benefit the condition was imposed, and that service under the Service Agreement will commence on a date certain, which date will be the later of: (i) November 1, 1999; or (ii) the date that all of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement have been satisfied, or waived by the party for whose benefit the condition was imposed, and ALNG is ready and able to commence such firm LNG service. As of the commencement of service under the Service Agreement, ALNG will stand ready to provide firm LNG service for Customer pursuant to the terms of the Service Agreement and Customer will pay ALNG for all applicable charges associated with the Service Agreement.

     6. ALNG will undertake the design of facilities and any other preparatory actions necessary for ALNG to complete and file its certificate application(s) with the Commission. Upon satisfaction of the conditions precedent set forth in Paragraph 8 (a) (i), 8 (a)(ii), 8 (a)(iv), 8 (a)(v), 8
(b)(i), 8 (b)(ii), and 8 (b)(iii) of this Precedent Agreement, or waiver of the same by the party for whose benefit the condition is imposed, ALNG may proceed (subject to the continuing commitments of all customers executing precedent agreements for service utilizing the firm LNG storage capacity to be made available by the facilities contemplated in this Precedent Agreement) with the necessary design of facilities, acquisition of materials, supplies, properties, rights-of-way and any other necessary preparations to implement the firm LNG service under the Service Agreement as contemplated in this Precedent Agreement.

     7.   Upon satisfaction of the conditions precedent set forth in Paragraph 8
(a) (i), 8 (a)(ii), 8 (a)(iii), 8 (a)(iv), 8 (a)(v), 8  (b)(i), 8 (b)(ii), and 8
(b)(iii) of this Precedent Agreement, or waiver of the same by the party for whose benefit the conditions are imposed, ALNG shall proceed (subject to the continuing commitments of all customers executing precedent agreements for service utilizing the firm LNG capacity to be made available by the facilities contemplated in this Precedent Agreement) with due diligence to construct the authorized ALNG facilities and to implement the firm LNG service contemplated in this Precedent Agreement on or about November 1, 1999. Notwithstanding ALNG's due diligence, if ALNG is unable to commence the firm LNG service for Customer as contemplated herein by November 1, 1999, ALNG will continue to proceed with due diligence to complete arrangements for such firm LNG service, and commence the firm LNG service for Customer at the earliest practicable date thereafter. ALNG will neither be liable nor will this Precedent Agreement or the Service Agreement be subject to cancellation if ALNG is unable to complete the construction of such authorized and necessary ALNG facilities and commence the firm LNG service contemplated herein by November 1, 1999.

     8. Commencement of service under the Service Agreement and ALNG's and Customer's rights and obligations under the Service Agreement are expressly made subject to satisfaction of the following conditions precedent:

          (a)  ALNG's

                (i) receipt and acceptance by November 1, 2000, of all necessary authorization(s) from the Federal Energy Regulatory Commission ("Commission") to construct, own, operate and maintain the facilities necessary to provide the firm LNG service contemplated herein and in the Service Agreement, to make all tariff modifications necessary to provide service under the Service Agreement as contemplated in this Precedent Agreement, and to perform its obligations under the lease agreement, displacement agreement and boiloff agreement referenced in Paragraphs 8 (a) and 8 (b) of this Precedent Agreement;

               (ii) receipt by January 15, 1999 of approval from its Board of
                    Directors to expend the capital necessary for ALNG to construct the facilities necessary to provide the firm LNG service contemplated herein and in the Service Agreement;

              (iii) receipt of all other necessary governmental authorizations, approvals, and permits required to construct the facilities necessary to provide the firm LNG service contemplated herein and in the Service Agreement;

               (iv) execution of precedent agreements and service agreements with Customer and other customer(s) for the firm LNG service contemplated herein for storage quantities sufficient to make the Project economically viable for ALNG;

                (v) execution, on terms and conditions mutually agreeable to
                    ALNG and Customer, of a: (a) revised or new lease agreement with Customer for the lease of real property associated with ALNG's storage facility; and (b) LNG displacement service agreement and boiloff agreement with Customer to effectuate deliveries on a firm basis from ALNG's storage facility to the interconnection of Customer's system with Algonquin Gas Transmission Company; and

               (vi) completion of construction of the necessary LNG facilities required to render firm LNG service for Customer pursuant to the Service Agreement and ALNG being ready and able to place such facilities into service; and

          (b)  Customer's:

                (i) receipt of all necessary authorizations, approvals, and/or exemptions, of which Customer has notified ALNG in writing pursuant to Paragraph 2 of this Precedent Agreement, for Customer to utilize fully the firm LNG service contemplated in this Precedent Agreement and to perform its obligations under the lease agreement, displacement agreement and boiloff agreement referenced in Paragraphs 8 (a) and 8 (b) of this Precedent Agreement;

               (ii) receipt by January 15, 1999 of approval from its Board of
                    Directors to expend the capital necessary for Customer to construct the facilities (if any) necessary to utilize the firm LNG service comtemplated herein and in the Service Agreement; and

              (iii) execution, on terms and conditions mutually agreeable to
                    Customer and ALNG, of a: (a) revised or new Lease Agreement with ALNG for the lease of real property associated with ALNG's storage facility; and (b) LNG displacement service agreement and boiloff agreement for ALNG to effectuate deliveries on a firm basis from ALNG's storage facility to the interconnection of Customer's system with Algonquin Gas Transmission Company.

     All governmental permits, certificates, and other authorizations and/or exemptions required herein must be issued in form and substance satisfactory to the party requesting such permits, certificates, and other authorizations and/or exemptions. All governmental approvals required by this Precedent Agreement must be duly granted by the Commission or other governmental agency or authority having jurisdiction, and must be final and nonappealable; but the party for whose benefit the condition was imposed may waive the condition that such approvals be final and nonappealable.

     9. If Customer: (i) terminates this Precedent Agreement for any reason other than (a) the inability of ALNG to obtain Commission authorizations and/or exemptions in form and substance substantially as requested or (b) on the basis that any of the conditions precedent contained in Paragraph 8(b) herein are not satisfied; (ii) otherwise fails to perform, in whole or in material part, its duties and obligations hereunder; or (iii) interferes with or obstructs the receipt by ALNG of the authorizations and/or exemptions contemplated by this Precedent Agreement as requested by ALNG and ALNG does not receive the authorizations and/or exemptions in form and substance as requested by ALNG or does not receive such authorizations and/or exemptions at all, then Customer shall, at the option and election of ALNG, reimburse ALNG for Customer's proportionate share (as prorated based on initial CSQs among all customers taking actions described in this Paragraph 9) of ALNG's costs incurred, accrued, allocated to, or for which ALNG is contractually obligated to pay in conjunction with its efforts, from the date this Precedent Agreement is executed through the date on which the events stated in (i), (ii), or (iii) above occur, to satisfy its obligations under this Precedent Agreement ("Pre-service Costs"). Pre-service Costs will include, but will not be limited to, those expenditures and/or costs incurred, accrued, allocated to, or for which ALNG is contractually obligated to pay associated with engineering, construction, environmental, regulatory, and/or legal activities, and internal overhead and administration and any other costs related to the firm service contemplated in this Precedent Agreement incurred in furtherance of ALNG's efforts to satisfy its obligations under this Precedent Agreement.

     10. ALNG and Customer expressly agree that the execution of this Precedent Agreement and the performance of the LNG service contemplated in this Precedent Agreement is without prejudice to any rights or obligations the parties have to each other under separate and distinct agreements.

     11. If the conditions precedent set forth in Paragraph 8 of this Precedent Agreement have not been fully satisfied, or waived by the party for whose benefit the condition was imposed, by the applicable dates specified therein and this Precedent Agreement has not been terminated under Paragraphs 12, 13 or 14 of this Precedent Agreement, then either ALNG or Customer may thereafter terminate this Precedent Agreement and the related Service Agreement by giving ninety (90) days prior written notice of its intention to terminate to the non-terminating party; provided, however, if the conditions precedent are satisfied, or waived by the party for whose benefit the conditions are imposed, within such ninety (90) day notice period, then termination will not be effective.

     12. In addition to the provisions of Paragraph 11 of this Precedent Agreement, in the event that all conditions precedent set forth in Paragraph 8, excluding the condition precedent set forth in Paragraph 8 (a)(vi), have not been fully satisfied, or waived by the party for whose benefit the condition was imposed, by November 1, 2000, and this Precedent Agreement has not been terminated under Paragraphs 13 or 14 of this Precedent Agreement, then either ALNG or Customer may thereafter terminate this Precedent Agreement and the related Service Agreement by giving ninety (90) days prior written notice of its intention to terminate to the non-terminating party; providing, however, if such conditions precedent are satisfied, or waived by the party for whose benefit the conditions are imposed, within such ninety (90) day notice period, then termination will not be effective.

     13. In addition, and notwithstanding the provisions of Paragraphs 11 and 12 of this Precedent Agreement, ALNG may terminate this Precedent Agreement at any time upon fifteen (15) days prior written notice given to the other party hereto if termination by customer(s), other than by reason of commencement of service, of other precedent agreements and service agreements for the firm LNG service contemplated in this Precedent Agreement causes the Project contemplated herein to become economically unviable, as determined by ALNG, or if all of the other precedent agreements, service agreements or other contractual arrangements for the firm LNG service contemplated in this Precedent Agreement are terminated, other than by reason of commencement of service.

     14. If this Precedent Agreement is not terminated pursuant to Paragraphs 11, 12, or 13 of this Precedent Agreement, then this Precedent Agreement will terminate by its express terms on the date of commencement of service under the Service Agreement pursuant to Paragraph 5 of this Precedent Agreement, and thereafter ALNG's and Customer's rights and obligations related to the LNG transaction contemplated herein shall be determined pursuant to the terms and conditions of such Service Agreement and ALNG's FERC Gas Tariff, as effective from time to time.

     15. This Precedent Agreement may not be modified or amended unless the parties execute written agreements to that effect.

     16. Any company which succeeds by purchase, merger, or consolidation of title to the properties, substantially as an entirety, of ALNG or Customer, will be entitled to the rights and will be subject to the obligations of its predecessor in title under this Precedent Agreement. Otherwise, neither Customer nor ALNG may assign any of its rights or obligations under this Precedent agreement without the prior written consent of the other party hereto.

     17. The recitals and representations appearing first above are hereby incorporated in and made a part of this Precedent Agreement.

     18. This Precedent Agreement shall be governed by, construed, interpreted, and performed in accordance with the laws of the State of Texas, without recourse to any laws governing the conflict of laws.

     19. Except as herein otherwise provided, any notice, request, demand, statement, or bill provided for in this Precedent Agreement, or any notice which either party desires to give o the other, must be in writing and will be considered duly delivered when mailed by registered or certified mail to the other party's Post Office address set forth below:

          ALNG:     Vice President, Marketing
                         1284 Soldiers Field Road
                         Boston, MA  02135

          Customer:      The Providence Gas Company
                         Attn:  Asst. Vice President, Gas Supply
                         100 Weybosset Street
                         Providence, RI  02903
or at such other address as either party designates by written notice. Routine communications, including monthly statements, will be considered duly delivered when mailed by either registered, certified, or ordinary mail.


     IN WITNESS WHEREOF, the parties hereto have caused this Precedent Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

     Algonquin LNG, Inc.                        Providence Gas Company


BY: J. J. Mullaney                       BY:    James DeMetro
    -----------------                           --------------------

TITLE: Vice President                    TITLE: Senior Vice President
       --------------                           ---------------------

                               SERVICE AGREEMENT
               (Applicable to Service Under Rate Schedule FST-LG)
               --------------------------------------------------



  This Agreement, is made and entered into this 11th day of December, 1998, by
                                                ----        --------
and between Algonquin LNG, Inc., a Delaware corporation (hereinafter referred to as "ALNG") and Providence Gas Company a (hereinafter referred to as "Customer" whether one or more persons).

  WHEREAS, Customer desires to obtain from ALNG firm storage service pursuant to the terms and conditions of ALNG's Rate Schedule FST-LG; and

  WHEREAS, in order for ALNG to provide the firm service Customer desires ALNG must install certain additional facilities and in connection therewith Customer and ALNG have entered into a precedent agreement dated December 11, 1998
                                                       -----------------
("Precedent Agreement") to provide for certain terms and conditions related to the firm service to be provided pursuant to this Agreement; and

  WHEREAS, pursuant to the terms and conditions of the Precedent Agreement and this Agreement ALNG desires to provide firm service to customer;

  In consideration of the premises and of the mutual covenants herein contained, the parties do agree as follows:

                                   ARTICLE I
                          QUANTITY OF LNG TO BE STORED

  Subject to the terms, conditions and limitations hereof and of ALNG's Rate Schedule FST-LG, ALNG agrees to:

     - receive for Customer's account and inject into its storage facility liquefied natural gas ("LNG") in liquid form;

     - store up to a maximum quantity at any one time of 600,000 Dth, to constitute Customer's Contract Storage Quantity ("CSQ"); and

     - withdraw up to a Maximum Daily Withdrawal Quantity ("MDWQ") of 95,000 Dth/d of stored gas as requested by Customer and deliver it to Customer or for Customer's account.

                               SERVICE AGREEMENT
              (Applicable to Service Under Rate Schedule FST-LG)
              --------------------------------------------------
                                  (continued)



                                  ARTICLE II
                               TERM OF AGREEMENT


2.1 This Agreement shall be effective as of the date first above written. Service under this Agreement shall commence on the date specified by ALNG in ALNG's written notification to Customer that all conditions precedent set forth in the Precedent Agreement have been satisfied or waived and that all necessary facilities are completed and available for service, which date will not be prior to November 1, 1999. After service commences under this Agreement, this Agreement shall continue in effect until and including May 1, 2009 ("Primary Term") and shall remain in force from year-to-year thereafter unless terminated by either party pursuant to Section 12 of the General Terms and Conditions; provided, however, that subject to twelve months prior written notice, Customer shall have the right to extend the term of this Agreement through and including May 1, 2019. In the event that the Precedent Agreement is terminated for any reason other than commencement of service pursuant to this Agreement, then service under this Agreement shall not commence and this Agreement shall be null and void.

                                  ARTICLE III
                         RATE SCHEDULE AND ADJUSTMENTS


3.1 Customer shall pay for all services rendered hereunder and for the availability of such service under ALNG's Rate Schedule FST-LG, as filed with the Federal Energy Regulatory Commission, and as the same may be hereafter revised or changed. The rate to be charged Customer for storage hereunder shall not be more than the maximum rate under Rate Schedule FST-LG, nor less than the minimum rate under Rate Schedule FST-LG.

Customer agrees that ALNG shall have the unilateral right to file with the appropriate regulatory authority and make changes effective in (a) the rates and charges applicable to service pursuant to ALNG's Rate Schedule FST-LG, (b) ALNG's Rate Schedule FST-LG, pursuant to which service hereunder is rendered or
(c) any provision of the General Terms and Conditions applicable to Rate Schedule FST-LG. ALNG agrees that Customer may protest or contest the aforementioned filings, or may seek authorization from duly constituted regulatory authorities for such adjustment of ALNG's existing FERC Gas Tariff as may be found necessary to assure that the provisions in (a), (b), or (c) above just and reasonable.

                               SERVICE AGREEMENT
              (Applicable to Service Under Rate Schedule FST-LG)
              --------------------------------------------------
                                  (continued)


                                   ARTICLE IV
                                   ADDRESSES


     Except as herein otherwise provided, or as provided in the General Terms and Conditions of ALNG's FERC Gas Tariff, any notice, request, demand, statement, bill or payment provided for in this Agreement, or any notice which any party may desire to give to the other, shall be in writing and shall be considered as duly delivered when mailed by registered, certified, or first class mail to the post office address of the parties hereto, as the case may be as follows:


             (a)  Pipeline:  Algonquin LNG, Inc.
                             5400 Westheimer Ct.
                             Houston, TX  77056

             (b)  Customer:  Providence Gas Company
                             100 Weybosset Street
                             Providence, RI  02903

or such other address as either party shall designated by formal written notice.



                                   ARTICLE V
                RATE SCHEDULES AND GENERAL TERMS AND CONDITIONS


This Agreement and all terms and provisions contained or incorporated herein are subject to the provisions of ALNG's applicable rate schedules and of ALNG's General Terms and Conditions on file with the Federal Energy Regulatory Commission, or other duly constituted authorities having jurisdiction, and as the same may be legally amended or superseded, which rate schedules and General Terms and Conditions are by this reference made a part hereof.


                                  ARTICLE VI
                                INTERPRETATION


The interpretation and performance of this Agreement shall be in accordance with the laws of the state of Rhode Island, excluding conflicts of law principles that would require the application of the laws of a different jurisdiction.

                               SERVICE AGREEMENT
               (Applicable to Service Under Rate Schedule FST-LG)
               --------------------------------------------------
                                  (continued)


                                  ARTICLE VII
                          AGREEMENTS BEING SUPERSEDED


This Agreement shall supersede (as of the date of commencement of service hereunder as specified ARTICLE II of this Agreement) the following agreements between the parties hereto for the storage of natural gas by ALNG for Customer:

          Rate Schedule X-4, dated October 1, 1971, included in ALNG's FERC Gas Tariff, Fourth Revised Volume No. 2; and Rate
          Schedule FST-LG service agreement dated November 1, 1993.

                               SERVICE AGREEMENT
               (Applicable to Service Under Rate Schedule FST-LG)
               --------------------------------------------------
                                  (continued)



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective agents thereunto duly authorized, the day and year first above written.


                         ALGONQUIN LNG, INC.


                         By:  J. J. Mullaney
                              --------------

                         Title:  Vice President
                                 --------------



                         PROVIDENCE GAS COMPANY


                         By:  James DeMetro
                              -------------

                         Title:  Senior Vice President
                                 ---------------------